June 4, 2026

Board of Directors
Upland Software, Inc.
900 South Capital of Texas Highway, Las Cimas IV, Suite 300
Austin, TX 78746

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:
We are acting as counsel to Upland Software, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 2,000,000 shares (the “Shares”) of the Company's common stock, $0.0001 par value per share that may be issued pursuant to awards under the Company’s 2024 Omnibus Incentive Plan (the “2024 Plan”) and up to 1,000,000 Shares that may be issued pursuant to equity grants to Sean Nathaniel outside of a share incentive plan, pursuant to an employment inducement award within the meaning of The Nasdaq Stock Market LLC Listing Rule 5635(c)(4) (the “Employment Inducement Award”).
 As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Directors
June 4, 2026

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the 2024 Plan or the Employment Inducement Award agreements, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the 2024 Plan, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,
/s/ Morrison & Foerster LLP

Morrison & Foerster LLP